UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 17, 2009

MICROSTRATEGY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-24435	51-0323571
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1861 International Drive McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 848-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 17, 2009, Douglas K. Thede was elected Executive Vice President, Finance & Chief Financial Officer (“Chief Financial Officer”) of MicroStrategy Incorporated (the “Company”). Immediately prior to this election, Mr. Thede was serving as the Company’s Interim Chief Financial Officer. In connection with Mr. Thede’s election to the position of Chief Financial Officer, the Chief Executive Officer of the Company determined an annual salary for Mr. Thede of $350,000, effective as of the date of the election, and established a cash bonus target for 2009 for Mr. Thede in the amount of $350,000. Mr. Thede was also awarded an option to purchase 55,000 shares of the Class A Common Stock of Angel.com Incorporated, a wholly owned subsidiary of the Company, under the Angel.com Incorporated Amended and Restated 2009 Stock Incentive Plan. Mr. Thede’s cash bonus award for 2009 will be determined by the Chief Executive Officer based on a subjective evaluation of Mr. Thede’s performance in the context of general economic and industry conditions and Company performance during 2009.

Mr. Thede, 40, also serves as the Company’s Treasurer, and previously served as the Company’s Interim Chief Financial Officer from March 2009 to September 2009, as Vice President, Worldwide Tax & Treasurer from November 2008 to September 2009, as acting Vice President, Worldwide Controller from March 2009 to June 2009 and as Vice President, Worldwide Tax Planning & Compliance from June 2008 to March 2009. Prior to joining the Company, Mr. Thede served as Senior Director, Tax of Convergys Corporation, an S&P 500 company that provides relationship management solutions, from March 2005 to June 2008, and as Senior Tax Manager at PricewaterhouseCoopers LLP from August 2003 to March 2005. Mr. Thede also served a total of twelve years with Cincinnati Bell Inc., Ernst & Young LLP and KPMG Peat Marwick from 1991 to 2003. Mr. Thede is a certified public accountant and received a B.S. in Business from Miami University.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2009	MicroStrategy Incorporated
(Registrant)

	By:	/s/ Michael J. Saylor
	Name:	Michael J. Saylor
	Title:	Chairman of the Board, President and Chief Executive Officer